COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS 100% U.S. TREASURY LONG TERM FUND AND THE
MERRILL LYNCH GOVERNMENTS, U.S. TREASURY, LONG-TERM
(10 YEARS AND OVER) INDEX

EXHIBIT A:


              MERRILL
               LYNCH
            GOVERNMENTS,
           U.S. TREASURY,      DREYFUS
             LONG-TERM          100%
             (10 YEARS      U.S. TREASURY
 PERIOD      AND OVER)        LONG TERM
               INDEX*           FUND

12/31/87            10,000         10,000
12/31/88            10,920         10,817
12/31/89            12,984         12,572
12/31/90            13,822         13,454
12/31/91            16,370         15,914
12/31/92            17,670         17,116
12/31/93            20,716         19,955
12/31/94            19,175         18,122
12/31/95            25,057         22,636
12/31/96            24,809         22,831
12/31/97            28,515         25,502


*Source: Merrill Lynch, Pierce, Fenner and Smith Inc.